UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 5, 2009

SP ACQUISITION HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-142696	20-8523583
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

590 Madison Avenue, 32nd Floor, New York, NY		10022
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 520-2300

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement.

As previously disclosed, SP Acquisition Holdings, Inc., a Delaware corporation (“SPAH”), entered into an Agreement and Plan of Merger, dated as of July 30, 2009, with Frontier Financial Corporation, a Washington corporation (“Frontier”), as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of August 10, 2009 (the “Merger Agreement”).

On October 5, 2009, SPAH announced that SPAH and Frontier have mutually agreed to terminate the Merger Agreement pursuant to Section 10(a) of the Merger Agreement, effective immediately, due to the fact that certain closing conditions contained in the Merger Agreement could not be met.

Because of the termination of the merger agreement and pursuant to the terms of its amended and restated certificate of incorporation, SPAH’s corporate existence will cease on October 10, 2009.  The trustee will commence liquidating the investments constituting the trust account and distribute the proceeds to the public stockholders of SPAH in accordance with SPAH’s amended and restated certificate of incorporation, the Investment Management Trust Agreement, and applicable law.

  A copy of the press release announcing the termination of the Merger Agreement is attached as Exhibit 99.1 to this report.

Item 9.01.                      Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description

99.1	Press release dated October 5, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: October 5, 2009	SP ACQUISITION HOLDINGS, INC.

	By:	/s/ Jack L. Howard
Jack L. Howard
Chief Operating Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated October 5, 2009.